Exhibit 99.1

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 7, 2008—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended June 30, 2008, of $10.6 million, or 48 cents per share, compared to $10.0 million, or 47 cents per share, for the same period in the prior year.

Earnings for the three months ended June 30, 2008, benefited from an increase in revenues related to the recovery of costs associated with MGE Energy's construction activities. As a result of the construction activities at Elm Road Generating Station, MGE Energy recognized $0.7 million in additional pretax income for the three months ended June 30, 2008, compared to the same period in the prior year.

During the three months ended June 30, 2008, earnings from electric utility operations increased slightly and earnings from the gas utility remained the same compared to the corresponding period in the prior year. Retail electric sales decreased 0.9% for the second quarter of 2008 compared to 2007. Residential electric use was down 6.7% due to the cooler weather. The lower residential usage was offset by higher sales to large customers that are less weather sensitive.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 136,000 customers in Dane County, Wis., and purchases and distributes natural gas to 140,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended June 30,	2008	2007
Operating revenue	$124,737	$110,545
Operating income	$18,242	$16,723
Net income	$10,557	$9,966
Earnings per share (basic and diluted)	$0.48	$0.47
Weighted average shares outstanding (basic and diluted)	22,105	21,375

Six Months Ended June 30,	2008	2007
Operating revenue	$314,733	$278,431
Operating income	$42,550	$38,356
Net income	$24,394	$22,268
Earnings per share (basic and diluted)	$1.11	$1.05
Weighted average shares outstanding (basic and diluted)	22,047	21,201

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Contact:

Steve Kraus

Manager - Media Relations

608-252-7907

skraus@mge.com